                                                                    EXHIBIT 18.1

November 14, 2001

Board of Directors
Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, Massachusetts 02139-4242

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2001. Footnote 3 therein describes a change in accounting principle from recognizing collaborative and other research and development revenue pursuant to the method described as the EITF 91-6 method to the substantive milestone method. It should be understood that the preferability of one acceptable method of accounting over another for revenue recognition for those types of revenues has not been addressed in any authoritative accounting literature and, in expressing our concurrence below, we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such a change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion
No. 20.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2000. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP